Exhibit 99.1
MedAvail Strengthens Leadership Team

MISSISSAUGA, Ontario and PHOENIX, Ariz. – February 22, 2022 – MedAvail Holdings, Inc. (Nasdaq: MDVL) (“MedAvail”) a technology-enabled pharmacy company, today announced the appointment of industry leaders Steven Hess to Executive Vice President, General Manager, of SpotRx and Bob McClune to Senior Vice President of Data and Analytics.

“We are pleased to have Steven join our senior leadership team. Steven’s extensive pharmacy experience across retail and specialty will be integral in leading our strategies to drive profitable growth and optimize our SpotRx hub pharmacy and MedCenter enabled clinic operations. We also welcome Bob to MedAvail to lead our efforts in optimizing and accelerating data exchanges with our clinic partners,” said Mark Doerr, Chief Executive Officer of MedAvail. “These key additions will help further our commitment toward expanding our embedded pharmacy model for the benefit of our patient and clinic partners.”

Steven Hess joins with over 35 years of senior operational leadership experience in the pharmacy industry across retail, specialty, PBM and technology. Most recently, he served as Chief Pharmacy Officer of MedMinder, a pharmaceutical technology company, where he increased patient and prescription volumes and implemented strategies to drive efficiencies. Prior to MedMinder, Mr. Hess led operations and technology at Apotheco Pharmacy Group, growing the enterprise with new pharmacies and streamlining the fulfillment process. Previously, he held senior leadership roles in pharmacy operations and technology at Diplomat Specialty Pharmacy, Option Care, Catamaran, Health Business System, SXC and as Vice President of Pharmacy Operations and Procurement at United Health Group/Optum Rx. Mr. Hess holds a Bachelor of Science in Pharmacy from Medical University of South Carolina.

Bob McClune is an analyst by trade and has over 21 years of experience in data and advanced analytics paired with 18 years in pharmacy services, supporting operations and managed care in addition to leading finance, analytics and procurement. This experience includes nearly 14 years at Giant Eagle with increasing senior responsibilities within pharmacy, finance and supermarket. During his tenure at Giant Eagle, Mr. McClune most recently served as Vice President of overseeing the finance, analytics and systems function within merchandising. Previously, he held positions at The Nielsen Company, IQVIA and AstraZeneca Pharmaceuticals. Mr. McClune holds a Bachelor of Science from Pennsylvania State University.

About MedAvail
MedAvail Holdings, Inc. (NASDAQ: MDVL) is a technology-enabled pharmacy organization, providing turnkey in-clinic pharmacy services through its proprietary robotic dispensing platform, the MedAvail MedCenter, and home delivery operations, to Medicare clinics. MedAvail helps patients to optimize drug adherence, resulting in better health outcomes. Learn more at www.medavail.com.

About SpotRx
SpotRx places control of the pharmacy experience back in the hands of consumers. SpotRx is a telehealth platform that delivers remote pharmacist consultations through an on-site dispensing kiosk, supplemented with home delivery capability.

Contacts:

Investor Relations
Caroline Paul
Gilmartin Group
ir@medavail.com
SOURCE MedAvail Holdings, Inc.